Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2020

Codorus Valley Bancorp, Inc.

 Reports Second Quarter 2020 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced net income of $3.1 million or $0.31 per share basic and diluted, for the quarter ended June 30, 2020, as compared to net income of $4.9 million or $0.49 per share basic and diluted, for the quarter ended June 30, 2019.  For the first six months of 2020, net income was $61,000 or $0.01 per share basic and diluted, compared to $9.0 million or $0.90 per share basic and diluted, for the first six months of 2019.

“Earnings for the second quarter 2020 were adversely affected by an increase in the provision for loan and lease losses associated with the COVID-19 pandemic and due to a loan provision expense associated with commercial loan relationships,” stated Larry J. Miller, Chairman, President/CEO. “There has been considerable focus this quarter on providing SBA guaranteed Paycheck Protection Program (PPP) loans to 1,300 small and mid-size businesses, managing an influx of mortgage applications, and in continuing to adjust operations to safely re-open our financial centers,” added Miller.

The Corporation’s net interest income for the three months ended June 30, 2020 was $14.9 million, a decrease of $1.3 million or 8.3 percent when compared to the net interest income of $16.2 million for the same period in 2019.  For the six months ended June 30, 2020, net interest income was $30.3 million, reflecting a decrease of $1.5 million or 4.7 percent compared to $31.8 million for the six months ended June 30, 2019.  The Corporation’s tax-equivalent net interest margin (NIM) was 3.25 percent for the first half of 2020, compared to the tax-equivalent NIM of 3.72 percent for the same period in 2019.  A major component of the reduction in the net interest margin (27 basis points) were the actions taken by the Federal Reserve Board lowering benchmark interest rates 150 basis points during this period.

The provision for loan and lease losses for the three months ended June 30, 2020 was $2.5 million compared to $1.2 million for the same period in 2019.  For the six months ended June 30, 2020, the provision for loan and lease losses was $12.0 million compared to $2.2 million for the first six months of 2019.  The increased provision expense was attributed primarily to the partial charge off arising from two distinct commercial lending relationships.  In addition, changes in the external environment created by COVID-19 caused Management to increase the qualitative factors for certain loan segments in the allowance for loan and lease loss analysis, which resulted in additional provision for loan losses in the quarter.  The Corporation’s nonperforming assets ratio was 1.31 percent as of June 30, 2020, a decrease from the nonperforming assets ratio as of June 30, 2019 of 1.44 percent. As of June 30, 2020, management believes the Allowance for Loan and Lease Losses is adequate, however, changing economic conditions associated with the COVID-19 pandemic may require future adjustments.

Noninterest income for the second quarter 2020 was $3.5 million, a decrease of $100,000 or 2.9 percent, as compared to noninterest income of $3.6 million for the second quarter 2019.  For the first six months of 2020, noninterest income was $7.0 million, an increase of $100,000 or 1.4 percent, as compared to noninterest income of $6.9 million for the first six months of 2019.

Noninterest expense was $12.1 million for the second quarter 2020, a decrease of $400,000, or 3.0 percent, as compared to noninterest expense of $12.5 million for the second quarter 2019.  For the first six months of 2020, noninterest expense totaled $25.5 million, an increase of $400,000 or 1.5 percent compared to $25.1 million for the first six months of 2019.

Income tax expense for the quarter ended June 30, 2020 was $700,000 compared to $1.3 million for the same period in 2019.  Income tax benefit for the six months ended June 30, 2020 was $300,000 compared to income tax expense of $2.4 million for the same period in 2019.

Dividend Declared

As recently announced, on July 14, 2020, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.10 per share, payable on August 11, 2020 to shareholders of record at the close of business on July 28, 2020.  The payment of this $0.10 per share cash dividend is a six-cents per share decrease from the $0.16 per share cash dividend that was paid for the past six quarters, respectively.

COVID – 19 Pandemic

The coronavirus has affected nearly every aspect of personal and business life over the last quarter. The Company has needed to react quickly to changing guidelines from the CDC and at the state levels. The changes in how the Company must conduct its essential services to the community are continuing to evolve. Through the second quarter, efforts to mitigate the spread of this virus have been successful in both Pennsylvania and Maryland, allowing a path for re-opening businesses.

In recent weeks, the nation has seen a resurgence of hot spots resulting in some states tightening up guidelines and issuing lockdowns. The impact on the Company’s market area from the number of growing cases in other parts of the country is still unknown, but is starting to show signs of potential impact.  Governor Wolf has recently announced a need to create stricter guidelines and travel restrictions in Pennsylvania in order to slow the spread of COVID-19 due to higher infection rates in other states.

The PeoplesBank Crisis Management Team has been monitoring the situation closely and is meeting weekly to manage the changing dynamics of COVID-19.

Associates

Approximately 40 percent of the Company’s associates are continuing to work off-premise. A phased approach and a comprehensive plan to safely return associates working remotely has been developed, and will be implemented as the number of COVID-19 cases decline. On-going associate communication and training related to staying healthy and safe during a pandemic has been a priority.  At the time of this release, one associate has tested positive for COVID-19.

Re-Opening

A phased plan to re-open the majority of Financial Centers was also implemented in the second quarter. This involved developing and training associates on new lobby protocols, installing new signage, removing upholstered furniture, and adding plastic shields on the teller line.

The first eight financial centers re-opened with lobby service on June 15th. The locations identified to open in the first phase were based on transaction volumes, higher staffing levels and the ability to serve clients across a geographic region. By the end of June, nineteen financial centers and three Retirement Community Office lobbies were open with several modifications to ensure the safety of clients and associates. These include shorter lobby hours, designated hours for seniors and clients at high risk, a designated lobby manager to screen and limit the number of clients in a lobby at a time, and additional cleaning protocols. Five Financial Centers continue to offer drive-thru and by appointment only hours, and four Retirement Community Offices and three Loan Production Offices (Young Manor, Centerville, Bel Air) remain closed.

Client Hardship

In addition to higher volume of calls to our Client Care Center, financial hardship telephone lines were set-up to assist clients with loan deferments, SBA loans, and fee waivers. The Company continued to waive ATM foreign fees throughout the entire second quarter for all clients.

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. In addition, we were active participants in the SBA Paycheck Protection Program (PPP).  As of July 15th, PeoplesBank has processed approximately 1,300 PPP loans totaling $180 million with projected fees exceeding $6 million. The majority of these loans (83 percent) were supporting small businesses with loan amounts below $150,000.

Digital Adoption

In mid-June, PeoplesBank began promoting video call appointments to clients as another option for connecting with a financial mentor. Associates who serve as financial mentors participated in extensive training on how to conduct professional and effective video calls with clients.

During this quarter, digital adoption continued to rise as record numbers of clients utilized online banking and mobile deposit features.

The Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania.  Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company.  PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements.  Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing coronavirus (COVID-19) pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision.  The Corporation provides greater detail regarding these as well as other factors in its 2019 Form 10-K and 2020 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings.  The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Interest income	$18,838	$21,535	$39,027	$42,411
Interest expense	3,938	5,292	8,760	10,637
Net interest income	14,900	16,243	30,267	31,774
Provision for loan losses	2,550	1,200	11,985	2,250
Noninterest income	3,535	3,642	6,958	6,865
Noninterest expense	12,130	12,504	25,449	25,065
Income (loss) before income taxes	3,755	6,181	(209)	11,324
Provision (benefit) for income taxes	705	1,322	(270)	2,374
Net income	$3,050	$4,859	$61	$8,950
Basic earnings per share	$0.31	$0.49	$0.01	$0.90
Diluted earnings per share	$0.31	$0.49	$0.01	$0.90

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30,	December 31,	June 30,
	2020	2019	2019
Cash and short term investments	$215,361	$131,591	$126,580
Investment securities	162,308	164,226	158,465
Loans	1,618,663	1,516,938	1,482,509
Allowance for loan losses	(21,038)	(21,066)	(21,174)
Net loans	1,597,625	1,495,872	1,461,335
Premises and equipment, net	26,316	25,967	26,977
Operating leases right-of-use assets	2,683	3,021	2,563
Goodwill	2,301	2,301	2,301
Other assets	64,411	63,567	64,134
Total assets	$2,071,005	$1,886,545	$1,842,355

Deposits	$1,807,642	$1,590,564	$1,533,095
Borrowed funds	56,096	89,557	106,755
Operating leases liability	2,824	3,184	2,742
Other liabilities	12,608	12,072	12,243
Shareholders’ equity	191,835	191,168	187,520
Total liabilities and shareholders’ equity	$2,071,005	$1,886,545	$1,842,355

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

		Quarterly				Year-to-Date
	2020	2020	2019	2019	2019	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2020	2019
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income (loss)	$3,050	$(2,989)	$4,494	$5,203	$4,859	$61	$8,950
Basic earnings (loss) per share	$0.31	$(0.31)	$0.46	$0.53	$0.49	$0.01	$0.90
Diluted earnings (loss) per share	$0.31	$(0.31)	$0.46	$0.52	$0.49	$0.01	$0.90
Cash dividends paid per share	$0.160	$0.160	$0.152	$0.152	$0.152	$0.320	$0.304
Tangible book value per share (2)	$19.36	$19.18	$19.36	$19.10	$18.69	$19.36	$18.69
Book value per share	$19.60	$19.42	$19.59	$19.33	$18.92	$19.60	$18.92
Average shares outstanding	9,770	9,759	9,741	9,860	9,926	9,765	9,927
Average diluted shares outstanding	9,794	9,813	9,803	9,923	9,991	9,798	9,994

Performance Ratios (%)
Return (loss) on average assets (3)	0.59	(0.63)	0.96	1.12	1.06	0.01	0.98
Return (loss) on average equity (3)	6.37	(6.15)	9.43	10.98	10.45	0.06	9.75
Net interest margin (4)	3.07	3.44	3.61	3.60	3.75	3.25	3.72
Efficiency ratio (5)	65.52	70.42	69.50	65.48	62.42	68.00	64.33
Net overhead ratio (3)(6)	1.68	2.09	2.18	2.01	1.93	1.88	2.00

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	1.09	2.04	0.08	0.00	0.03	1.55	0.03
Allowance for loan losses to total loans (7)	1.31	1.55	1.40	1.42	1.44	1.31	1.44
Nonperforming assets to total loans and foreclosed real estate	1.31	1.97	1.72	2.26	1.82	1.31	1.82

Capital Ratios (%)
Average equity to average assets	9.30	10.23	10.17	10.16	10.13	9.75	10.08
Tier 1 leverage capital ratio	9.50	10.18	10.55	10.50	10.58	9.50	10.58
Common equity Tier 1 capital ratio	12.85	12.24	12.45	12.33	12.49	12.85	12.49
Tier 1 risk-based capital ratio	13.55	12.91	13.11	13.00	13.16	13.55	13.16
Total risk-based capital ratio	14.80	14.17	14.36	14.25	14.42	14.80	14.42

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2020	2020	2019	2019	2019
(in thousands, except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Total Shareholders’ Equity	$191,835	$189,596	$191,168	$189,373	$187,520
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,310)	(2,311)	(2,312)	(2,313)	(2,314)
Tangible Shareholders’ Equity	$189,525	$187,285	$188,856	$187,060	$185,206

Common Shares Outstanding	9,788	9,764	9,756	9,794	9,909
Book Value Per Share	$19.60	$19.42	$19.59	$19.33	$18.92

Book Value Per Share	$19.60	$19.42	$19.59	$19.33	$18.92
Effect of Intangible Assets	(0.24)	(0.24)	(0.23)	(0.23)	(0.23)
Tangible Book Value Per Share	$19.36	$19.18	$19.36	$19.10	$18.69

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.